Exhibit 4.11

Insurance Sales Framework Agreement

between

China Life Property and Casualty Insurance Company Limited

And

China Life Insurance Company Limited

Table of Contents

1.	AUTHORIZATION	4

2.	BASIC PRINCIPLES	4

3.	SCOPE OF AGENCY	5

4.	TRAINING	5

5.	SALES MANAGEMENT AND DATA FURNISHING	6

6.	MANAGEMENT OF DOCUMENTATION	6

7.	COORDINATION MECHANISM	7

8.	PREMIUM COLLECTION AND SETTLEMENT	7

9.	INSURANCE AGENCY SERVICE FEES	8

10.	TAXATION	9

11.	ANTI-MONEY LAUNDERING	9

12.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	10

13.	TERM	10

14.	INDEMNIFICATION	10

15.	DEFAULT LIABILITIES	11

16.	TERMINATION	11

17.	FORCE MAJEURE	12

18.	CONFIDENTIALITY	13

19.	ASSIGNMENT	13

20.	NON-WAIVER	13

21.	NOTICES	13

22.	PERFORMANCE OF THIS AGREEMENT	14

23.	FURTHER ACTIONS	14

24.	GOVERNING LAW AND DISPUTES RESOLUTION	14

25.	EFFECTIVENESS, COUNTERPARTS AND AMENDMENTS	15

This Insurance Sales Framework Agreement (regarding China Life Insurance Company Limited acting as an agent of China Life Property and Casualty Insurance Company Limited) (this “Agreement”), is entered into on March 8, 2012 in Beijing, People’s Republic of China (“PRC”), by and between the following two parties:

(1)	China Life Property and Casualty Insurance Company Limited (“Party A”)

Address: 15/F, China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Legal representative: Yuan Li

(2)	China Life Insurance Company Limited (“Party B”)

Address: China Life Plaza, No. 16 Financial Street, Xicheng District, Beijing

Legal representative: Yuan Li

Whereas:

(1)	Party A is a joint stock company duly organized and existing under the laws of the PRC, and primarily engaging in property and casualty insurance business.

(2)	Party B is a joint stock company duly organized and existing under the laws of the PRC, and primarily engaging in life insurance business.

(3)	In order to carry out and implement the overall operational and development strategies of China Life Insurance (Group) Company (“CLIC”), proactively expand insurance service scope, practically meet customers’ comprehensive insurance needs, continuously stabilize the team of life insurance agents and effectively improve the brand value of China Life, Party A and Party B agree to establish a cooperative relationship regarding the exclusive mutual sales agency services of property and casualty insurance business and life insurance business.

(4)	Party A and Party B will first make fair and reasonable arrangements for the sales agency of property and casualty insurance business. Sales of Party B’s insurance products by Party A as an agent may be otherwise specified in accordance with principles under this Agreement.

Therefore, after friendly negotiation and on the basis of equality and mutual benefits, Party A and Party B agree as follows:

Terms and Definitions:

(1)	“Mutual agency services” means the sales agency services of insurance products or other financial products / instruments among members of China Life Insurance (Group) Company, such as sales agency service of property and casualty insurance products by the members engaging in life insurance business, sales agency service of life insurance products by the members engaging in property and casualty insurance business, and the sales agency services of annuity products by the members engaging in life insurance business, etc.

(2)	“Business” means Party B’s acting as Party A’s agent to sell Party A’s insurance products and providing relevant services on Party A’s behalf by taking advantage of Party B’s strengthens in sales personnel, network and system.

(3)	“Agency Service Fee” means the fee incurred by the Business and payable by Party A to Party B, which includes, with respect to its purposes, sales management fee and sales service fee.

“Sales Management Fee” means fees paid by Party A to Party B’s sales units for the management of the above sales agency business, including, without limitation, compensation for resources occupied by such units of Party B, such as compensation for occupation of workplace, sales team allowance, business promotion, meetings, trainings, and Party A’s pro rata share of remuneration for Party B’s sales management officers.

“Sales Service Fee” means fees paid by Party A to Party B for the service provided with respect to the above sales agency business, which shall be compensation for the fees paid by Party B to its sales personnel in relation to the sales of property and casualty insurance products.

(4)	“Dedicated Sales Person for Property and Casualty Insurance” means the personnel recruited by party A, but stationed at Party B’s workplace, primarily providing sales support to Party B’s sales personnel who engage in the sales of property and casualty insurance products. Party B has the right to regulate and supervise conducts of the Dedicated Sales Person for Property and Casualty Insurance within its workplace.

1.	Authorization

In accordance with the terms and conditions of this Agreement, Party A authorizes Party B as its agent to sell the property and casualty insurance products specified hereunder and shall in return pay Party B relevant fees pursuant to provisions provided herein. Party B agrees to and accepts such authorization.

2.	Basic Principles

2.1.	Party B shall perform the duties as an insurance agent in accordance with this Agreement, and any legal liabilities arising out of such performance shall be undertaken by Party A, provided that Party B’s acts shall be subject to the scope of the above authorization.

2.2.	Party B shall have a fiduciary duty to Party A, which requires Party B to diligently perform its duties as agent on the promise that Party B complies with applicable laws, regulations and provisions and requirements by China Insurance Regulatory Commission (the “CIRC”).

2.3.	Party B shall, subject to applicable laws, regulations, regulatory rules by the CIRC, development strategy of “strong core business, appropriately diversified operations” determined by CLIC, the principle of “internal marketization and mutual benefits”, covenants under this Agreement and detailed agreements entered into by branches of both Party A and Party B, and in accordance with management rules, regulations, business standard and procedures regarding the above insurance sales agency business established by Party A or Party B in writing (as amended from time to time), and accepted by both Party A and Party B, carry out the property and casualty insurance business as an agent.

2.4.	Party A shall be responsible for preparation of insurance documentation necessary to the sales agency services specified herein, and affix official stamp to such documentations for the purpose of the sales agency services.

2.5.	Subject to Party A’s approval, Party B may authorize insurance sales personnel who have contractual relationship with Party B to, in whole or part, engage in the sales agency services specified herein. Any legal liabilities arising out of the conducts by such insurance sales personnel, to the extent permitted by Party B’s authorization, shall be assumed by Party A.

3.	Scope of Agency

Party A authorizes Party B, to the extent within the authorized territories, act as an agent to sell insurance products designated by Party A (including, with no limitation, products of statutory and mandatory insurance, automobile insurance, enterprise property insurance, family property insurance, engineering insurance, liability insurance, cargo transportation insurance, special risk insurance and comprehensive insurance, etc.) and collect premiums on Party A’s behalf.

4.	Training

Party A and Party B shall cooperate with each other closely regarding relevant business trainings, establish training systems of insurance sales agency together and formulate training plans. Party A shall, with Party B’s reasonable support and cooperation, be responsible for the development of training materials, initiatively provide teaching resources and training information to Party B, and provide efficient and practical training guidance to Party B with respect to the sales agency services specified herein. As required by business development, Party B shall arrange trainings in different forms and for different levels of staff.

5.	Sales management and data furnishing

5.1.	Subject to the Interim Measures on the Administration of Non-dedicated Insurance Agency, Pilot Measures on Non-dedicated Insurance Agents, the Circular on Regulating Insurance Companies on Intra-Agency Business, the Provisions on the Administration of Insurance Salespersons and other applicable administrative rules issued by the CIRC, and in accordance with relevant management system of insurance sales agency business established by Party A or Party B in writing and accepted by both Party A and Party B, Party A and Party B shall strictly regulate and manage acts of their respective branch units, sales teams and staff.

5.2.	Dedicated Sales Person for Property and Casualty Insurance seconded by Party A to station at Party B’s workplace shall provide sales support and relevant services to Party B’s sales personnel regarding the insurance sales agency business specified herein. Party B shall provide necessary working conditions for the Dedicated Sales Person for Property and Casualty Insurance. Dedicated Sales Person for Property and Casualty Insurance shall not take advantage of their capacity to engage in business activities that are in competition with Party B’s business. Party B has the right to manage the acts of the Dedicated Sales Person for Property and Casualty Insurance within Party B’s workplace to ensure a regulated business operation.

5.3.	Party B’s sales of Party A’s insurance products as an agent shall be taken into account to an appropriate extent for the purpose of the performance appraisal of Party B’s sales units and sales personnel.

5.4.	In compliance with applicable laws, regulations, regulatory rules and requirements by the CIRC, or as required by the statutory information disclosure obligation of Party B as a listed company, Party A shall furnish relevant business and financial data to Party B on a timely basis.

5.5.	Party A and Party B shall together establish an information sharing system and obtain data necessary to the operation of insurance sales agency business through IT data exchange. Party A shall, at the request of Party B, periodically provide accurate and complete information in relation to the sales agency services specified herein to Party B.

6.	Management of documentation

6.1.	Party A shall be entitled to the ownership of insurance documentation (including, with no limitation, business documentation and financial documentation, other than copies for customers) relating to the sales agency business specified herein.

6.2.	Party A shall prepare and manage insurance documentation necessary to the sales agency business specified herein. Party B shall use such documentation in a manner in compliance with the rules governing insurance sales agency documentation management set forth by Party A in writing and accepted by both Party A and Party B.

6.3.	Upon the termination of this Agreement, Party B shall return all of such documentation held by Party B to Party A.

7.	Coordination mechanism

7.1.	In furtherance of a sound and orderly development of the insurance sales agency business specified herein, Party A and Party B shall together establish a coordination mechanism for the sales agency business.

7.2.	Party A and Party B shall together establish coordination committees for intra-agency business at the headquarters, branch offices at the provincial and regional levels, with subordinate execution teams, being responsible for preparing and reviewing significant policies, systems and implementation plans in relation to the sales agency business, and coordinating on relevant important issues.

8.	Premium collection and settlement

8.1.	The fee collector sent by Party A to station at Party B’s workplace shall be responsible for collecting premiums relating to the insurance sales agency business specified herein (the “Premiums”).

8.2.	The Premiums shall be deposited into Party A’s account of premium income, with detailed settlement issues specified under agreement otherwise entered into by Party A and Party B’s respective branch offices. Party A and Party B’s respective branch offices at different levels shall, on a timely basis and in accordance with management rules regarding the insurance sales agency business and covenants under relevant agreements, review and confirm the paid-in Premiums during the accounting period.

8.3.	Party B shall cause its sales personnel to settle the Premiums with Party A.

8.4.	The Premiums shall be invoiced in a manner determined through negotiation between Party A and Party B’s respective branch offices and subject to the approval by local competent tax authority. The details shall be specified under agreements entered into by such branch offices, together with management requirements of documentation.

9.	Insurance agency service fees

9.1.	Based on the principles of equality and fairness, in compliance with applicable regulations of the CIRC and the Ministry of Finance, and subject to the listing rules of the jurisdictions where Party B is listed, the standard for Sales Management Fee shall be determined by Party A and Party B by reference to the cost incurred by Party B (inclusive of tax) plus a marginal profit.

9.2.	Party A shall pay Sales Service Fee to Party B in accordance with standard for sales agency services fee of specific insurance products determined through negotiation between Party A and Party B’s branch offices by reference to market prices.

9.3.	Agency Service Fee shall be calculated and paid in proportion to the paid-in Premiums. Standards for payment, payment recipient and payment procedures shall, to the extent within the standard scope issued by regulatory authorities, be determined by branch offices of Party A and Party B through negotiation and be specified in relevant agreements.

9.4.	Party A shall pay Service Management Fee based on the paid-in Premiums (exclusive of the premiums earned from compulsory traffic accident liability insurance) to Party B.

9.5.	Party A and Party B shall, complete checking of the transaction data and settlement of bills for the connected transactions, including the intra-agency business service fees, two weeks in advance before the filing date of Party B’s quarterly or annual financial reports.

9.6.	Agency Service Fee shall, subject to the satisfaction of the above Article 9.5, be settled at least once a month, and be invoiced, subject to the satisfaction of Article 8.4, once a month in the form of insurance intermediary service invoice that is in compliance with regulatory rules.

9.7.	With respect to the resources of one Party occupied and used by the other Party for the purpose of the insurance sales agency business (except for the resources relating to sales) under this Agreement, relevant fees shall be paid to the Party providing such resources based on the principle of internal marketization by the Party which occupies and uses such resources. Matters relating to the use of resources shall be determined through negotiation between branch offices of Party A and Party B and be specified in relevant agreements.

9.8.	(1) With respect to the circumstances such as development of significant projects and joint expansion that require Party A and Party B’s joint participation and contribution, proportionate share of each Party’s cost and return shall be determined, case by case, in accordance with their respective input and contribution to relevant projects.

(2) Upon the termination of this Agreement, Party A and Party B shall settle the intra-agency service fees.

10.	Taxation

10.1.	Party A shall be responsible for all tax obligations required to be borne by Party A as tax obligor or withholding obligor pursuant to applicable tax laws and regulations.

10.2.	Party B shall be responsible for all tax obligations required to be borne by Party B as tax obligor or withholding obligor pursuant to applicable tax laws and regulations.

11.	Anti-money laundering

As required by anti-money laundering regulatory authorities, Party A and Party B shall, in accordance with applicable laws and regulations including Anti-Money Laundering Law of the PRC, Administrative Measures on the Identification of Customers and Records Maintenance of Customers’ Identity Information and Transaction Data by Financial Institutions, and Administrative Measures on Anti-Money Laundering within the Insurance Industry issued by the People’s Bank of China, China Banking Regulatory Commission and China Securities Regulatory Commission, provide necessary assistance to each other, take effective measures to identify clients and jointly improve the cooperation in respect of anti-money laundering, which shall include:

(1) Party B shall identify clients in accordance with Party A’s obligations under anti-money laundering laws and regulations;

(2) Party B shall collect clients’ valid identity certificates or other copies or photocopies evidencing such clients’ identities during sales agency services to enable Party A to obtain clients’ identification information on a timely basis; and

(3) Party A shall provide necessary assistance such as trainings to Party B for the purpose of identifying clients by Party B on behalf of Party A.

12.	Representations, warranties and undertakings

Each Party to this Agreement makes the following representations, warranties and undertakings to the other Party:

(1). It has obtained adequate power and authority (including but not limited to obtaining approvals, consents and permits from relevant regulatory authorities) to sign this Agreement;

(2). After this Agreement comes into effect in the manner set forth herein, it shall be binding on such Party, and will be enforceable against such Party in accordance with its terms; and

(3). All terms of this Agreement are in compliance with Articles of Association of such Party, and with applicable laws and regulations of the PRC.

13.	Term

13.1.	This Agreement shall remain in effect for two years, and become effective once signed and sealed by Party A and Party B. Party A and Party B agree to assume rights and obligations arising from the observance of terms of the previous agreement prior to the effectiveness of this Agreement.

13.2.	This Agreement shall be automatically renewed for one year unless one Party provides the other Party with a written notice thirty days prior to the expiration of the then current term indicating its intention not to renew.

14.	Indemnification

14.1.	Any claim, suit, loss, judgment, damages, fines or expenses (hereinafter collectively referred to as “Loss”) sustained by Party B, its directors, officers, employees, agents or representatives (hereinafter collectively referred to as “Indemnified Party”) during the performance of their duties under this Agreement, shall be fully indemnified by Party A. Party A shall hold the Indemnified Party harmless against any such Loss and/or liability, unless it is finally determined through legal or administrative procedures or consultations between Party A and Party B that such Loss and/or liability is caused due to the Indemnified Party’s willful misconducts or gross negligence.

14.2.	This indemnity clause shall survive the termination of this Agreement, regardless of the manner in which this Agreement is terminated.

15.	Default liabilities

15.1.	In the event that Party A fails to or is unable to pay to Party B the intra-agency service fees in accordance with the terms of this Agreement, it shall bear default liabilities.

15.2.	With respect to any direct economic loss sustained by Party A due to Party B’s breach of the term of this Agreement during its operation of the sales agency business, Party B shall, to the extent of the intra-agency services fees collected during the applicable billing period, compensate Party A for such losses, except for the losses caused by Party B’s willful misconduct and gross negligence as finally determined through legal or administrative procedures or consultations between Party A and Party B. Party B shall not bear any default liabilities arising out of the agency services except for the liabilities arising from subauthorization under Article 2.5.

16.	Termination

16.1.	This Agreement may be terminated by Party A and Party B through consultation.

16.2.	During the term of this Agreement, Party A may terminate this Agreement upon the occurrence of any of the following circumstances:

(1). Party B severely revises without approval or forges insurance documentation.

(2). Party B is not qualified to act as an agent for Party A or loses such qualification;

(3). Party B’s breach of other provisions of this Agreement or violation of applicable laws and regulations results in Party A’s significant losses.

16.3.	During the term of this Agreement, Party B may terminate this Agreement upon the occurrence of any of the following circumstances:

(1). Party A adjusts the types of insurance products to be sold by Party B without notifying Party B promptly or entering into a supplementary agreement;

(2). Party A fails to pay intra-agency services fees ninety days after such fees become due and payable;

(3). Party A is in breach of provisions under this Agreement and causes significant losses to Party B.

16.4.

In the event that one Party wishes to terminate this Agreement in accordance with Article 15.2 or Article 15.3 of this Agreement, the other Party shall be notified in writing thirty days in advance. Unless approved by the other Party, this Agreement shall be deemed to have been terminated the 30th day following the delivery to the other Party such written notice.

16.5.	In the event that this Agreement is not renewed upon the expiration of its term or its renewal term, this Agreement shall be deemed to have been terminated.

17.	Force Majeure

17.1.	If one Party fails to perform in whole or in part its duties under this Agreement due to an event of force majeure, its obligation under such duties shall be suspended during the affected period of such event.

17.2.	The Party claiming that it is being affected by an event of force majeure shall notify the other Party of such event in writing as soon as practicable, and shall provide the other Party with appropriate proof evidencing the existence and duration of such event within 15 days after the occurrence thereof. The Party claiming that the performance of its obligations under this Agreement objectively becomes impossible and impracticable due to such event of force majeure shall take all reasonable measures to eliminate or alleviate the consequences resulting from such event.

17.3.	Upon the occurrence of any event of force majeure, Party A and Party B shall immediately consult with each other in a friendly manner in respect of the performance of their obligations under this Agreement, and shall immediately resume the performance of their respective obligations hereunder upon the termination or elimination of such event of force majeure or its effect.

17.4.	Force majeure means the objective circumstances that cannot be reasonably foreseen, avoided or overcome, and will substantially affect the performance of obligations under this Agreement by one Party or both Parties, including but not limited to natural disasters such as flood, earthquake, typhoon, and plague, war, military action, conflict, terrorist attack, strike, governmental administrative action, changes in national laws, regulations, rules and policies.

18.	Confidentiality

18.1.	Party A and Party B shall cause their respective offices and staff to assume confidentiality obligations with respect to the trade secrets known by such offices and staff, including:

(1). Party A and Party B shall strengthen confidentiality rules and measures on the maintenance of confidential materials. The standard applicable to the maintenance of duplicates of any confidential materials shall be the same as that applicable to the original copies;

(2). Unless otherwise approved by the other Party in writing, relevant trade secrets shall not be disclosed to or permitted to be used by a third party;

(3). Relevant trade secrets shall not be used for a purpose other than the purpose of this Agreement.

18.2.	Party B shall keep strictly confidential the business information, assets data and personal privacy regarding Party A, the insurer, the insured or the beneficiaries that Party B becomes aware of during business operation.

18.3.	The above provisions under this Article 18 shall not be applicable to the disclosure that is made as required otherwise by laws or competent regulatory bodies, or in compliance with the statutory disclosing requirement governing Party B as a listed company, provided that Party A’s written approval shall be obtained.

19.	Assignment

Neither Party may assign any right or obligation under this Agreement without the prior written approval of the other Party.

20.	Non-Waiver

Unless otherwise provided for by law, no delay or failure on the part of either Party hereto to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any partial exercise of any right, power or privilege preclude the further exercise of such right, power or privilege.

21.	Notices

Any notice related to this Agreement shall be sent in writing, and shall be delivered in person or by fax or mail. If delivered in person, such notice shall be deemed duly delivered once delivered. If sent by fax, such notice shall be deemed duly delivered once transmitted (return receipt required). If delivered by mail, such notice shall be deemed duly delivered the third business day (or correspondingly postponed in case of a public holiday) following the day such notice was mailed. Notices shall become effective upon delivery.

Addresses of the Parties are as follows:

China Life Property and Casualty Insurance Company Limited	China Life Insurance Company Limited

Address: 15/F, China Life Center, No. 17 Financial Street, Xicheng District, Beijing	Address: China Life Plaza, No. 16 Financial Street, Xicheng District, Beijing

Telephone: 010-66190000	Telephone: 010-63633333

Fax: 010-66190166	Fax: 010-66575722

22.	Performance of this Agreement

22.1.	The transaction under this Agreement shall constitute a connected transaction of Part B. According to the Listing Rules, such transaction may be conducted only after obtaining the waiver from relevant stock exchange or the approval of independent shareholders and/or in compliance with any other requirements governing connected transactions under the Listing Rules. Therefore, the performance of this Agreement shall be subject to the approval of relevant stock exchange and/or any other requirements (becoming effective from time to time) governing connected transactions under the Listing Rules. Both Party A and Party B undertake to observe the relevant requirements of the Listing Rules, and Party A agrees to assist Party B in complying with relevant Listing Rules.

22.2.	If exemption from relevant stock exchange is conditional, this Agreement shall be performed in accordance with such conditions. Both Party A and Party B undertake to strictly observe such conditions.

23.	Further Actions

Both Parties shall take further actions and measures in order to fully and effectively perform this Agreement, including consultations with each other to set forth the execution plan or detailed rules of this Agreement in accordance with the principles set forth in this Agreement, and provided that such plan or rules shall not violate the terms hereof.

24.	Governing Law and Disputes Resolution

24.1.	This Agreement shall be governed by, construed and enforced in accordance with PRC laws.

24.2.	Any disputes arising from or related to this Agreement shall first be settled by Party A and Party B through friendly consultations. If the consultation fails, such dispute may be submitted to China Life Insurance (Group) Company; if no resolution is achieved, either Party may submit such dispute to Beijing Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration award shall be final and binding upon both Party A and Party B.

25.	Effectiveness, Counterparts and Amendments

25.1.	This Agreement shall come into effect once signed and sealed by Party A and Party B’s respective legal representatives or authorized representatives.

25.2.	This Agreement is executed in six originals, with three originals to be kept by each Party. Each original shall have the same legal effect.

25.3.	Any amendment or revision to this Agreement shall be made in writing and signed and sealed by the legal representative or authorized representative of each Party, and shall be approved by each Party after taking appropriate corporate actions. Such amendment shall become effective upon the notification of and procurement of approval from the relevant stock exchange and/or a shareholders’ meeting of Party B (if applicable) (subject to relevant rules under the Listing Rules that become effective from time to time and requirements of relevant stock exchange then in effect).

25.4.	If changes in PRC laws, regulations or departmental rules would affect the performance of this Agreement, Party A and Party B shall, based on the objectives of this Agreement and in the principles of equity and reasonableness, through friendly negotiations, amend the affected provisions in a timely manner in order to eliminate and alleviate, to the extent possible, the impact caused by such changes.

Party A:	Party B:

China Life Property and Casualty Insurance Company Limited	China Life Insurance Company Limited

Legal Representative/ Authorized Representative (Signature)	Legal Representative/ Authorized Representative (Signature)